Exhibit 99.1

SolarEdge Announces Fiscal First Quarter Financial Results

Fremont, CA — November 4, 2015. SolarEdge Technologies, Inc. (NASDAQ: SEDG) today announced its financial results for the fiscal first quarter ended September 30, 2015.

Fiscal First Quarter 2016 Highlights

•	Record revenue of $115.1 million, up 16.9% from last quarter and 71.8% year-over-year

•	GAAP gross margin of 29.1%

•	GAAP net income of $14.4 million

•	Non-GAAP net income of $16.3 million

•	356 Megawatts (AC) of inverters shipped

“We are very satisfied with another strong quarter of record revenues and improved gross margins,” said Guy Sella, Founder, Chairman and CEO of SolarEdge. “In addition to our very positive financial results, this quarter we introduced our new HD Wave inverter topology, demonstrating our technological leadership in the market. We are confident that our global presence and expanded product offering position us well for continued growth.”

Revenues

The Company reported revenues of $115.1 million, an increase of $16.6 million, or 16.9% from the prior quarter and an increase of $48.1 million or 71.8% from the first quarter of fiscal 2015.

Gross margins

GAAP gross margin was 29.1%, up from 28.7% in the prior quarter and up from 20.9% in the fiscal first quarter of 2015. Non-GAAP gross margin was 29.3%, up from 28.9% in the prior quarter and 21.0% in the fiscal first quarter of 2015. This growth was driven primarily by the execution of planned cost reduction measures, increased supply chain efficiencies and economies of scale related to the increased production volumes.

Operating expenses

GAAP operating expenses were $18.7 million, or 16.2% of revenue, a nominal increase from $16.4 million, which represented 16.7% of revenue in the prior quarter and an increase from $11.7 million, or 17.4% of revenue when compared to the same fiscal quarter of 2015.

Operating income

GAAP operating income was $14.9 million, up from $11.9 million in the prior quarter and up from operating income of $2.4 million in the fiscal first quarter of 2015.

Financial Expenses

Financial expenses were $0.1 million compared to $1.7 million in the previous quarter and income of $0.5 million in the same quarter last year.

Net Income

GAAP net income was $14.4 million, up from $9.3 million in the prior quarter and up from $2.5 million in the fiscal first quarter of 2015. Non-GAAP net income was $16.3 million, an increase from $13.8 million in the prior quarter and an increase from $2.8 million in the fiscal first quarter of 2015.

EPS

GAAP net diluted earnings per share (“EPS”) was $0.32, up from $0.21 in the prior quarter and up from $0.00 in the fiscal first quarter of 2015.  Non-GAAP net diluted EPS was $0.36, an increase from $0.31 in the prior quarter and an increase from $0.09 in the fiscal first quarter of 2015.

Cash

At September 30, 2015, cash, cash equivalents and restricted cash, totaled $150.3 million compared to $148.4 million on June 30, 2015. During the fiscal first quarter, the Company generated $5.9 million from operating activities.

Outlook for the Fiscal Second Quarter 2016

The Company provides guidance for the fiscal second quarter of 2016 as follows:

•	Revenues to be within the range of $118.0 million to $121.0 million;
•	Gross margins to be within the range of 28.0% to 30.0%.

Conference Call

The Company will host a conference call to discuss these results at 5:00 P.M. Eastern Time on Wednesday, November 4, 2015. The call will be available, live, to interested parties by dialing +1 877-795-3610. For international callers, please dial +1 719-325-4769. The Conference ID number is 306165.  A live webcast will also be available in the Investors Relations section of SolarEdge website at: http://investors.solaredge.com

A replay of the webcast will be available in the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About SolarEdge

SolarEdge provides an intelligent inverter solution that has changed the way power is harvested and managed in solar photovoltaic systems. The SolarEdge DC optimized inverter system maximizes power generation at the individual PV module-level while lowering the cost of energy produced by the solar PV system. The SolarEdge system consists of power optimizers, inverters and a cloud-based monitoring platform and addresses a broad range of solar market segments, from residential solar installations to commercial and small utility-scale solar installations.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. SolarEdge believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

For a reconciliation of non-GAAP measures to their most comparable GAAP measures, please see “Reconciliation on Non-GAAP Measures” below.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include information, among other things, concerning: our possible or assumed future results of operations; future demands for solar energy solutions; business strategies; technology developments; financing and investment plans; dividend policy; competitive position; industry and regulatory environment; general economic conditions; potential growth opportunities; and the effects of competition. These forward looking statements are often characterized by the use of words such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negative or plural of those terms and other like terminology.

Forward-looking statements are only predictions based on our current expectations and our projections about future events.  These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual revenues, gross margins, other financial results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward looking statements. Given these factors, you should not place undue reliance on these forward-looking statements.  These factors include, but are not limited to, the matters discussed in Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and, Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, when it becomes available, Current Reports on Form 8-K and other reports filed with the SEC. All information set forth in this release is as of November 4, 2015.  SolarEdge undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Contacts

SolarEdge Technologies, Inc.
Ronen Faier, Chief Financial Officer
investors@solaredge.com
+1 510-498-3263

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
investors@solaredge.com
+1 617-542-6180

SOLAREDGE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended September 30,
	2015	2014
	unaudited

Revenues	$115,054	$66,969
Cost of revenues	81,527	52,939

Gross profit	33,527	14,030

Operating expenses:

Research and development, net	6,991	5,059
Sales and marketing	8,244	5,461
General and administrative	3,418	1,159

Total operating expenses	18,653	11,679

Operating income	14,874	2,351

Financial income (expenses), net	(72)	516

Income before taxes on income	14,802	2,867

Taxes on income	370	347

Net income	$14,432	$2,520

Net basic earnings per share of common stock	$0.37	$0.00

Net diluted earnings per share of common stock	$0.32	$0.00

Weighted average number of shares used in computing net basic earnings per share of common stock	39,301,620	2,812,684

Weighted average number of shares used in computing net diluted earnings per share of common stock	44,455,964	2,812,684

(1)
GAAP net basic and diluted earnings per share are materially different between fiscal first quarter 2016 and fiscal first quarter 2015 since under GAAP, preferred shares do not participate in the earnings per share calculation and for the fiscal first quarter 2015, prior to the Company’s initial public offering, preferred shares were entitled to a dividend distribution which, if distributed, would have exceeded the net income for the relevant period.

SOLAREDGE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2015	2015
	unaudited
ASSETS
Current assets
Cash and cash equivalents	$146,729	$144,750
Restricted cash	3,588	3,639
Trade receivables, net	47,366	35,428
Prepaid expenses and other accounts receivable	20,733	32,645
Inventories	79,907	73,950
Total current assets	298,323	290,412
Property and equipment, net	17,272	14,717
Long-term lease deposit and prepaid expenses	601	529
Long-term deferred charges	779	-
Total assets	$316,975	$305,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$67,180	$80,684
Employees and payroll accruals	7,898	6,814
Warranty obligations	10,587	9,431
Deferred revenues	2,175	1,676
Accrued expenses and other accounts payable	8,459	6,987
Total current liabilities	96,299	105,592

Long-term liabilities:
Warranty obligations	25,317	22,448
Deferred revenues	9,760	8,289
Lease incentive obligation	2,374	2,385
Total long-term liabilities	37,451	33,122

Commitments and Contingent liabilities

STOCKHOLDERS’ EQUITY:
Share capital	4	4
Additional paid-in capital	289,004	287,152
Accumulated other comprehensive loss	(225)	(222)
Accumulated deficit	(105,558)	(119,990)

Total stockholders’ equity	183,225	166,944

Total liabilities and stockholders’ equity	$316,975	$305,658

SOLAREDGE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended September 30,
	2015	2014
	Unaudited
Cash flows provided by (used in) operating activities:
Net income	$14,432	$2,520
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	738	542
Amortization of intangible assets	21	-
Stock-based compensation related to employee and non-employee consultants stock options	1,832	320
Realized losses on Cash Flow Hedges	1	-
Interest expenses related to Bank Loan	-	24
Financial income, net related to term loan	-	(491)
Remeasurement of warrants to purchase preferred and common stock	-	(15)
Changes in assets and liabilities:
Inventories	(5,956)	(4,311)
Prepaid expenses and other accounts receivable	11,811	(5,527)
Trade receivables, net	(11,928)	(7,565)
Trade payables	(13,500)	9,871
Employees and payroll accruals	1,044	390
Warranty obligations	4,025	3,101
Deferred revenues	1,970	864
Accrued expenses and other accounts payable	1,467	19
Lease incentive obligation	(11)	-
Net cash provided by (used in) operating activities	5,946	(258)

Cash flows used in investing activities:
Purchase of property and equipment	(3,292)	(1,002)
Purchase of intangible assets	(800)	-
Decrease in restricted cash	51	13
Decrease in short and long-term deposits	73	29
Net cash used in investing activities	(3,968)	(960)

Cash flows from financing activities:
Proceeds from short-term bank loans	-	6,000
Proceeds from issuance of Series E Convertible Preferred stock	-	20,998
Payments of term loan	-	(798)
Proceeds from exercise of employee stock options	17	8
Net cash provided by financing activities	17	26,208

Increase in cash and cash equivalents	1,995	24,990
Cash and cash equivalents at the beginning of the period	144,750	9,754
Erosion due to exchange rate differences	(16)	(2)
Cash and cash equivalents at the end of the period	146,729	34,742

SOLAREDGE TECHNOLOGIES INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(unaudited)

	Three months ended
	September 30, 2015	June 30, 2015	September 30, 2014

Gross profit (GAAP)	33,527	28,271	14,030
Stock-based compensation	180	188	37
Gross profit (Non-GAAP)	33,707	28,459	14,067

Gross margin (GAAP)	29.1%	28.7%	20.9%
Stock-based compensation	0.2%	0.2%	0.1%
Gross margin (Non-GAAP)	29.3%	28.9%	21.0%

Operating expenses (GAAP)	18,653	16,398	11,679
Stock-based compensation R&D	395	184	111
Stock-based compensation S&M	616	263	101
Stock-based compensation G&A	641	569	71
Operating expenses (Non-GAAP)	17,001	15,382	11,396

Operating income (GAAP)	14,874	11,873	2,351
Stock-based compensation	1,832	1,204	320
Operating income (Non-GAAP)	16,706	13,077	2,671

Finance expenses (Income) (GAAP)	72	1,699	(516)
Warrants remeasurement	----	3,285	(15)
Finance expenses (Non-GAAP)	72	(1,586)	(501)

Net income (loss) (GAAP)	14,432	9,261	2,520
Stock-based compensation	1,832	1,204	320
Warrants remeasurement	----	3,285	(15)
Net income (loss) (Non-GAAP)	16,264	13,750	2,825

Net basic earnings (loss) per share (GAAP)	0.37	0.24	----
Stock-based compensation	0.04	0.03	0.01
Warrants remeasurement	----	0.08	----
Additional shares giving effect to IPO and conversion of preferred stock at the beginning of the periods (1)	----	----	0.09
Net basic earnings (loss) per share (Non-GAAP)	0.41	0.35	0.10

	Three months ended
	September 30, 2015	June 30, 2015	September 30, 2014
Number of shares used in computing net basic earnings (loss) per share (GAAP)	39,301,620	39,160,372	2,812,684
Additional shares giving effect to IPO and conversion of preferred stock at the beginning of the periods (1)	----	----	25,575,898.76
Number of shares used in computing net basic earnings (loss) per share (Non-GAAP)	39,301,620	39,160,372	28,388,583

Net diluted earnings (loss) per share (GAAP)	0.32	0.21	----
Stock-based compensation	0.04	0.02	----
Warrants remeasurement	----	0.08	----
Additional shares giving effect to IPO and conversion of preferred stock at the beginning of the periods (1)	----	----	0.09
Net diluted earnings (loss) per share (Non-GAAP)	0.36	0.31	0.09

Number of shares used in computing net diluted earnings (loss) per share (GAAP)	44,455,964	44,473,080	2,812,684
Stock-based compensation	686,470	319,840	1,552,809
Warrants remeasurement	0	126,634	0
Additional shares giving effect to IPO and conversion of preferred stock at the beginning of the periods (1)	----	----	25,575,898.76
Number of shares used in computing net diluted earnings (loss) per share (Non-GAAP)	45,142,434	44,919,554	29,941,392

(1) Assumes shares of common stock outstanding after accounting for the automatic conversion of the shares of preferred stock then outstanding into common stock at the beginning of fiscal year 2015.